EXHIBIT 99.1

INVESTOR RELATIONS CONTACT:
Curt Stoelting, Chief Executive Officer, 630.573.7326 or cwstoelting@rc2corp.com or
Jody Taylor, Chief Financial Officer, 630.573.7328 or jltaylor@rc2corp.com

MEDIA CONTACT:
Diane Busman, RC2 Corporation; 630.573.7353 or dnbusman@rc2corp.com

RC2 Reports Lower than Expected 2004 Fourth Quarter and Year-End Estimated
Net Sales; Margins Continue to be Impacted by Increased Costs, Assimilation of
Current Year Acquisitions, Product Mix and Discontinued Products

Oak Brook, IL - January 12, 2005 - RC2 Corporation (NASDAQ:RCRC) today announced that its preliminary net sales increase for the fourth quarter of 2004 of approximately 39% versus the prior year reported fourth quarter net sales was lower than expected. Net sales for the fourth quarter of 2004 excluding the 2004 acquisitions of The First Years and Playing Mantis increased approximately 3% versus the prior year reported fourth quarter net sales. Net sales for the 2004 year increased approximately 22% compared with the prior year reported net sales. Net sales for the 2004 year excluding the two 2004 acquisitions increased by approximately 1% versus pro forma net sales for 2003. Pro forma net sales for 2003 assume that the Learning Curve acquisition, which had an effective date of March 1, 2003, occurred as of the beginning of 2003. Based on information currently available, the Company experienced an overall positive retail sell-through on its key brands, despite the negative industry trends caused primarily by conservative retailer ordering and the later timing of consumer spending during the holiday season.

The Company is expecting lower profit margins during the fourth quarter of 2004 compared with the fourth quarter of 2003, as it continued to experience increased costs, including product costs and freight during the fourth quarter. Furthermore, the Company expects to see a further negative impact on margins due to product mix changes and the full-quarter impact from the acquisition of The First Years, whose products have historically carried lower profit margins than RC2’s. While the integration of The First Years and Playing Mantis is proceeding according to the Company’s plans and some benefits have been achieved, the impact of these cost savings on the financial statements has not yet been fully realized. In 2005, the Company expects to realize integration cost savings of over $10 million from its 2004 acquisitions. The Company also expects selective 2005 price increases to have a positive impact on margins.

The Company continues to have a disciplined approach to eliminating low volume and low margin products. During the fourth quarter, the Company made the decision to discontinue certain low-performing product lines as well as its distribution at NASCAR trackside sales events that on a combined basis generated approximately $20 million of the $490 million of pro forma net sales for 2004. Pro forma net sales for 2004 assume that the Playing Mantis and The First Years acquisitions, which had an effective date of June 1, 2004 and September 16, 2004, respectively, occurred as of the beginning of 2004. Discontinuing these low-performing product lines and trackside sales distribution is consistent with the Company’s strategy to focus on sustainable, profitable categories within its branded products portfolio. As a result of discontinuing certain of these product lines, the Company will record in the fourth quarter a non-cash impairment charge of approximately $2.7 million, net of estimated income tax benefits, to write-off intangible license and trademark assets recorded at the time of the Learning Curve acquisition. In addition, charges to write-off undepreciated tooling costs and fixed assets and to provide inventory and royalty reserves related to the discontinued product lines and trackside sales distribution are expected to total approximately $2.5 million, net of estimated income tax benefits.

Due to the less than expected sales increases in the fourth quarter and the aforementioned expected lower profit margins in the fourth quarter, preliminary results for 2004 diluted earnings per share, excluding the charges related to the discontinued product lines and trackside sales distribution, are now expected to be below the Company’s previously announced range of $2.15 to $2.20.

During the fourth quarter, the Company has continued to generate strong cash flow and has reduced its debt by approximately $34 million since The First Years acquisition in September. At December 31, 2004, the Company’s outstanding debt balance was approximately $131 million compared with $165 million at September 30, 2004 and its year end cash balances exceeded $20 million.

For 2005, the Company plans to increase sales in its existing product lines, including Thomas & Friends, John Deere, The First Years, Winnie the Pooh and Johnny Lightning, as well as increased sales from the introduction of new products including the all new Bob the Builder preschool product line. Expected results are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by input cost increases, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing of retailer orders and ship dates.

The Company currently plans to report its 2004 fourth quarter and full year financial results on Thursday, February 17, 2005 and will provide an updated financial outlook at that time.

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Company Description

RC2 (www.rc2corp.com) is a leading designer, producer and marketer of high quality, innovative, branded collectible/hobby, toy and infant products targeted at adults and children. The Company's leadership position is measured by sales and brand recognition. The Company’s diverse product offerings include: RC2’s Collectible Brands for adult collectible and hobby products, RC2’s Learning Curve Brands for children’s and infant toys and RC2’s The First Years’ Brand for infant care and play products. These products are sold under the Company’s market-focused brand names, including Racing Champions®, Ertl®, Ertl Collectibles®, Learning Curve®, The First Years®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, W. Britain®, Press Pass®, Eden®, Feltkids®, JoyRide®, JoyRide Studios® and Memory Lane™. The Company generally supports its brands and enhances the authenticity of its products by linking them with highly recognized licensed properties from high-profile companies such as John Deere, HIT Entertainment (Thomas & Friends and Bob the Builder), Case New Holland, Polaris, Honda, Ford, GM, DaimlerChrysler, NASCAR, NHRA, Texaco, Disney, Universal Studios, Warner Brothers, DIC Entertainment, Discovery Channel and Microsoft, among others. The Company’s products are marketed through multiple channels of distribution, including chain retailers, specialty and hobby wholesalers and retailers, OEM dealers, corporate accounts for promotional purposes and direct to consumers. The Company sells through more than 25,000 retail outlets located in North America, Europe, Australia and Asia Pacific.

Forward Looking Statements

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may experience unanticipated difficulties in integrating its acquisition of The First Years; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations could increase the Company’s expenses; customers and consumers may

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not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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